Exhibit 99.2




                                                    Media Contact:  Lynn Guyer
                                                                (414) 231-6080

FOR IMMEDIATE RELEASE


       Roundy's, Inc. to Close Evansville, Indiana and Eldorado, Illinois
                            Distribution Facilities


         (MILWAUKEE) July 14, 2004--Roundy's, Inc. announced today the decision to close its Eldorado, Ill. and Evansville, Ind. distribution centers. The two facilities service independent grocery operators in the southern half of those states as well as in Kentucky, Tennessee and Missouri. Roundy's expects to continue to supply a portion of the current Eldorado and Evansville customer base from its distribution center in Lima, Ohio.

         The closing and related consolidation is part of an effort to refocus Roundy's distribution network to realize cost advantages in purchasing,
transportation and other operational areas.   The Company is planning for a
90-day transition period, and expects the two facilities to formally close in September, 2004. The financial effect of the closures and consolidation is not expected to be material to the Company's current or future results of operations or financial position.

         After the transition, Roundy's distribution business will service its customers from a network of five strategically located distribution centers, including a new 1.1 million square foot state-of-the-art distribution center in Oconomowoc, Wisconsin that is currently under construction and scheduled to open in 2005.


About Roundy's, Inc.
         Roundy's is one of the nation's oldest and largest food wholesale and retail companies. Founded in 1872, Roundy's today has annual sales of approximately $5 billion and supplies over 800 independent supermarkets throughout the Midwest. In addition, Roundy's is a leading retail supermarket chain in Wisconsin and Minnesota operating 120 stores under the Pick 'n Save, Copps and Rainbow banners. The company employs more than 20,000 associates throughout its entire network.

         This release may contain forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended
January 3, 2004 under the caption "Forward Looking Statements," and elsewhere in such Annual Report and in documents referenced therein.

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